EXHIBIT 19.1

DYNARESOURCE, INC.

CODE OF ETHICS AND BUSINESS CONDUCT

1. Introduction.

1.1 The Board of Directors of DynaResource, Inc. (together with its subsidiaries, the “Company”) has adopted this Code of Ethics and Business Conduct (the “Code”) in order to:

(a) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b) promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(c) promote compliance with applicable governmental laws, rules and regulations;

(d) promote the protection of Company assets, including corporate opportunities and confidential information;

(e) promote fair dealing practices;

(f) deter wrongdoing; and

(g) ensure accountability for adherence to the Code

1.2 All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 14, Reporting and Enforcement.

2. Honest and Ethical Conduct.

2.1 The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2 Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in their dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom they have contact in the course of performing their job.

3. Conflicts of Interest.

3.1 A conflict of interest occurs when an individual’s private interest (or the interest of a member of their family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of their family) takes actions or has interests that may make it difficult to perform their work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of their family) receives improper personal benefits as a result of their position in the Company.

3.2 Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or officer or their family members are expressly prohibited.

3.3 Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.4.

3.4 Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the Chief Executive Officer. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Executive Officer with a written description of the activity and seeking the Chief Executive Officer’s written approval. If the supervisor is themself involved in the potential or actual conflict, the matter should instead be discussed directly with the Chief Executive Officer.

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.

4. Compliance.

4.1. Employees, officers and directors should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

4.2 Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Legal Department.

4.3 No director, officer or employee may purchase or sell any Company securities while in possession of material nonpublic information regarding the Company, nor may any director, officer or employee purchase or sell another company’s securities while in possession of material nonpublic information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material nonpublic information regarding the Company or any other company to:

(a) obtain a personal profit; or

(b) directly or indirectly “tip” others who might make an investment decision on the basis of that information.

5. Disclosure.

5.1 The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

5.2 Each director, officer, and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer, and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.

5.3 Each director, officer, and employee who is involved in the Company’s disclosure process must:

(a) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and

(b) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

6. Protection and Proper Use of Company Assets.

6.1 All directors, officers and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited.

6.2 All Company assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately.

6.3 The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any nonpublic financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

7. Corporate Opportunities. All directors, officers, and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers, and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position. Directors, officers, and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer, or employee may compete with the Company.

8. Confidentiality. Directors, officers, and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all nonpublic information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, suppliers, or partners if disclosed.

9. Fair Dealing. Each director, officer, and employee must deal fairly with the Company’s customers, suppliers, partners, service providers, competitors, employees, and anyone else with whom they have contact in the course of performing their job. No director, officer, or employee may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts or any other unfair dealing practice.

10. Mineral Reserves and Mineral Resources. The estimation of mineral reserves and mineral resources is to be made in a manner consistent with applicable laws and the Company’s policies and procedures. Mineral reserve and mineral resource estimates are considered confidential until made public in accordance with the Company’s disclosure controls and procedures. Compliance with all legal requirements for the delineation of, and disclosure with respect to, mineral reserves and mineral resources is critical. Mineral reserves and mineral resources are one of the primary bases for the valuation of the Company’s securities. Accurate and timely disclosure of mineral reserve and mineral resource data is critical to the integrity of the Company within the investment community.

11. Gifts and Benefits.

11.1 Officers, directors, and employees must not offer or give on behalf of the Company extravagant gifts or excessive entertainment or benefits to others. Modest gifts and reasonable entertainment may be given for business purposes by appropriate officers, directors and employees, where legally permitted and in accordance with local business practices, to persons or entities doing business or seeking to do business with the Company. No gift or entertainment should be of such value as to constitute a real personal enrichment of the recipient or to be perceived as such. Cash or cash value vouchers are not to be given. Gifts or entertainment given on behalf of the Company should be of a nature and amount that avoid embarrassment and would not reflect unfavorably on the Company or the recipient, if subjected to public scrutiny.

11.2 Officers, directors, and employees must not use their position to obtain personal gain or benefit from those doing or seeking to do business with the Company. Officers, directors, and employees must not seek any gifts, payments, services, loans or other benefits. Officers, directors and employees are required to select and deal with suppliers, customers, and others doing or seeking to do business with the Company in a completely impartial manner and reasonably be perceived by others to be acting in an impartial manner, without favor or preference based upon any considerations other than the best interests of the Company.

Modest gifts and reasonable entertainment may be received from business associates of the Company. No gift, favor or entertainment shall be of such a nature as might affect, or reasonably be perceived to affect, an officer’s, director’s or employee’s judgment or conduct in matters involving the Company. Cash or cash value vouchers are not to be accepted. Gifts or benefits of a more substantial nature from customers or suppliers are not encouraged. However, occasionally there may be special circumstances that may apply and, in such cases, permission must be obtained from the Chief Executive Officer.

11.3 See Section 13 with respect to the Company’s policy prohibiting the giving of gifts to foreign government officials.

12. Insider Trading Policy. This Insider Trading Policy describes the standards of the Company on trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company and their respective immediate family members.

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or the securities of certain other companies or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic.” These terms are defined below. The prohibitions would apply to any director, officer or employee who buys or sells securities on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, partners, competitors or other companies with which the Company has contractual relationships or may be negotiating transactions.

12.1 Applicability. This Policy applies to all trading or other transactions in (i) the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company and (ii) the securities of certain other companies, including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities, where the person trading used information obtained while working for the Company. This Policy applies to all employees and officers of the Company and to all members of the Company’s board of directors and their respective family members .

12.2 General Prohibition.

(a) No director, officer or employee or any of their immediate family members may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms “material” and “nonpublic” are defined below.)

(b) No director, officer or employee or any of their immediate family members who knows of any material nonpublic information about the Company may communicate that information (“tip”) to any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. The terms “material” and “nonpublic” are defined below.

(c) No director, officer or employee or any of their immediate family members may purchase or sell any security of any other publicly traded company while in possession of material nonpublic information that was obtained in the course of his or her involvement with the Company. No director, officer or employee or any of their immediate family members who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(d) For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Chief Executive Officer.

12.3 Definitions.

(a) Material. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i) significant changes in the Company’s prospects;

(ii) significant new mining developments and discoveries;

(iii) significant write-downs in assets or increases in reserves;

(iv) developments regarding significant litigation or government agency investigations;

(v) liquidity problems;

(vi) changes in earnings estimates or unusual gains or losses in major operations;

(vii) major changes in the Company’s management or the board of directors;

(viii) changes in dividends;

(ix) extraordinary borrowings;

(x) major changes in accounting methods or policies;

(xi) award or loss of a significant contract;

(xii) cybersecurity risks and incidents, including vulnerabilities and breaches;

(xiii) changes in debt ratings;

(xiv) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and

(xv) offerings of Company securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Chief Executive Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

(b) Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public. Nonpublic information may include:

(i) information available to a select group of analysts or brokers or institutional investors;

(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Chief Executive Officer or assume that the information is nonpublic and treat it as confidential.

12.4 Violations of Insider Trading Laws. Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided. In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction. The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $2,301,065 or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b) Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Chief Executive Officer and must be provided before any activity contrary to the above requirements takes place.

13. Anti-Bribery Law Compliance.

13.1 The Company’s Policy in General. The Company and its subsidiaries are committed to conducting our business in accordance with all applicable laws, rules, and regulations. It is the Company’s policy to conduct business in an honest, fair, and ethical manner. The Company does not tolerate bribery or corruption and is committed to acting professionally, honorably, and with integrity in all business dealings and the prevention, detection, and reporting of bribes and other forms of corruption are the responsibility of all of the Company’s directors, officers, employees, and consultants.

13.2 The FCPA. The United States and other countries have adopted laws aimed at preventing bribery of government officials. The primary U.S. law in this area, the Foreign Corrupt Practices Act (“FCPA”), prohibits any person from giving anything of value to a foreign official for purposes of obtaining or retaining “Anything of value” includes obvious things like cash, consulting fees, commissions, and gifts and things that are less obvious like meals, travel reimbursements, political or charitable contributions, job offers, and rebates. The term “foreign official” includes officers and employees of a foreign government or of an agency of a foreign government or of a public international organization like the World Bank or the International Monetary Fund. The term also includes foreign political party officials, candidates for foreign political office, and any person acting in any official capacity for a foreign government. The concept of seeking to obtain or retain business is defined broadly enough to include such things as obtaining favorable tax treatment, reducing or eliminating customs duties, avoiding or minimizing license or permit requirements, and seeking the foreign official’s help in impeding a competitor’s efforts along any of these lines.

13.3 Limited Exceptions under the FCPA. There are minor exceptions set forth in the FCPA to the general prohibition on giving anything of value to a foreign official, but the exceptions are narrow enough that the Company’s policy is simply never to give anything of value to any foreign official. If you believe that local custom or practical necessities in a particular country make it necessary for the Company to reimburse a foreign official’s travel expenses or to make a facilitating payment to expedite routine governmental action not involving the exercise of discretion on the part of the foreign official, you must first consult with your supervisor or the Chief Executive Officer so that the Company can consider whether an exception indeed applies.

13.4 Specific Prohibition. No officer, director, employee, or consultant of the Company shall, in order to obtain or retain an advantage in the course of business, directly or indirectly, give, offer or agree to give or offer a loan, reward, advantage or benefit of any kind to a public official or to any person for the benefit of a public official (a) as consideration for an act or omission by the official in connection with the performance of the official’s duties or functions; or (b) to induce the official to use his or her position to influence any acts or decisions of the state or public international organization for which the official performs duties or functions.

14. Reporting and Enforcement.

14.1 Reporting and Investigation of Violations.

(a) Actions prohibited by this Code involving directors or executive officers must be reported to the Audit Committee or reported to the IntegrityCounts Whistleblower Hotline, as noted below.

(b) Actions prohibited by this Code involving anyone other than a director or executive officer must be reported to the reporting person’s supervisor, the Chief Executive Officer, or contact the IntegrityCounts Whistleblower Hotline to file a report over the phone or via the web portal:

Toll Free Numbers:
• 1-866-921-6714 (USA)
• 800-099-0642 (Mexico)

Whistleblower Hotline Website

(c) After receiving a report of an alleged prohibited action, the Audit Committee, the relevant supervisor or the Chief Executive Officer must promptly take all appropriate actions necessary to investigate.

(d) All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

14.2 Enforcement.

(a) The Company must ensure prompt and consistent action against violations of this Code.

(b) If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board of Directors.

(c) If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor or the Chief Executive Officer determines that a violation of this Code has occurred, the supervisor or the Chief Executive Officer will report such determination to the Audit Committee.

(d) Upon receipt of a determination that there has been a violation of this Code, the Board of Directors or the Audit Committee will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

14.3 Waivers.

(a) Each of the Board of Directors (in the case of a violation by a director or executive officer) and the Audit Committee (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code.

(b) Any waiver for a director or an executive officer shall be disclosed as required by SEC rules.

14.4 Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.